Exhibit 4.10

TRANSCANADA TRUST

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TRANSCANADA PIPELINES LIMITED

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TRANSCANADA CORPORATION

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CST TRUST COMPANY

ASSIGNMENT AND SET-OFF AGREEMENT Trust Notes - Series 2016-A

Dated as of August •, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2

1.2	Additional Definitions	6

1.3	Headings	6

1.4	Extended Meanings	6

1.5	Date of Any Action	6

1.6	Payments	6

1.7	References to Statutes	6

1.8	Currency References	6

1.9	Rights of Set-Off	6

1.10	Schedules	7

ARTICLE 2 TRUST		7

2.1	Establishment of Trust	7

ARTICLE 3 DEFERRAL EVENT SUBSCRIPTION		7

3.1	Creation and Grant of the Deferral Event Subscription	7

3.2	Issuance of TCPL Deferral Preferred Shares	8

3.3	Deferral Dates	8

3.4	TCPL Covenants	8

3.5	TCC Covenants	9

3.6	Ineligible Persons	10

3.7	Assignment, Set-Off and Related Procedures	10

3.8	Delivery Mechanics	12

ARTICLE 4 COVENANTS, REPRESENTATIONS AND WARRANTIES		12

4.1	Certain Representations	12

4.2	Notification of Certain Events	12

4.3	Qualification of TCPL Deferral Preferred Shares	13

4.4	TCPL Support	13

4.5	Capital Reorganizations and Amalgamations of TCPL	14

ARTICLE 5 INDENTURE TRUSTEE		14

5.1	Powers and Duties of Indenture Trustee	14

5.2	No Conflict of Interest	15

5.3	Dealings with Transfer Agents, Registrars and the Clearing Agency	15

5.4	Books and Records	16

5.5	Indemnification Prior to Certain Actions by Indenture Trustee	16

5.6	Actions by Holders	16

5.7	Reliance upon Declarations	17

5.8	Evidence and Authority to Indenture Trustee	17

5.9	Experts, Advisers and Agents	18

5.10	Investment of Money Held by or on behalf of Indenture Trustee	18

5.11	Indenture Trustee Not Required to Give Security	19

5.12	Indenture Trustee Not Bound to Act on Request	19

5.13	Authority to Carry on Business	19

5.14	Conflicting Claims	19

5.15	Acceptance of Bare Trust	20

5.16	Withholding Tax	20

5.17	Residency of Indenture Trustee	20

5.18	Tax Reports	20

5.19	Compliance with Privacy Legislation	21

5.20	Compliance with Anti-Money Laundering Legislation	21

ARTICLE 6 COMPENSATION		21

6.1	Fees and Expenses of Indenture Trustee	21

ARTICLE 7 INDEMNIFICATION AND LIMITATION OF LIABILITY		22

7.1	Indemnification of Indenture Trustee	22

7.2	Limitation of Liability	22

ARTICLE 8 CHANGE OF INDENTURE TRUSTEE		23

8.1	Resignation of Indenture Trustee	23

8.2	Removal of Indenture Trustee	23

8.3	Successor Indenture Trustee	23

8.4	Notice of Successor Indenture Trustee	24

ARTICLE 9 AMENDMENTS AND SUPPLEMENTAL AGREEMENTS		24

9.1	Ministerial Amendments	24

9.2	Meeting to Consider Amendments	24

9.3	Execution of Supplemental Agreements	25

ARTICLE 10 TERMINATION		25

10.1	Term	25

10.2	Survival of Agreement	25

ARTICLE 11 GENERAL		25

11.1	Severability	25

11.2	Enurement	26

11.3	Notices to Parties	26

11.4	Notice to Holders	27

ii

11.5	Risk of Payments by Post	27

11.6	Counterparts	27

11.7	Jurisdiction	27

11.8	Exclusion of Contractual Liability	27

11.9	Appointment of Administrative Agent	27

iii

ASSIGNMENT AND SET-OFF AGREEMENT

ASSIGNMENT AND SET-OFF AGREEMENT dated as of August •, 2016,

AMONG:	TRANSCANADA TRUST (the “Trust”), a unit trust established under the laws of the Province of Ontario, by its administrative agent, TransCanada PipeLines Limited;

AND:	TRANSCANADA PIPELINES LIMITED (“TCPL”), a corporation existing under the laws of Canada;

AND:	TRANSCANADA CORPORATION (“TCC”), a corporation existing under the laws of Canada;

AND:	CST TRUST COMPANY (the “Indenture Trustee”), a trust company existing under the laws of Canada;

WHEREAS, the Trust has issued and outstanding voting trust units, all of which are owned by TCPL, and $750,000,000 aggregate principal amount of unsecured, subordinated Trust Notes — Series 2015-A due May 20, 2075, which are part of a series of subordinated unsecured debt obligations of the Trust with an authorized principal amount of up to $1,000,000,000 and for which it has also entered into an assignment and set-off agreement on substantially the same terms as this agreement;

WHEREAS, on the date hereof the Trust has issued and outstanding $• aggregate principal amount of unsecured, subordinated Trust Notes — Series 2016-A due August •, 2076, which are part of a series of subordinated unsecured debt obligations of the Trust with an authorized principal amount of up to $• (the “Trust Notes — Series 2016-A”);

WHEREAS, TCPL wishes to grant the Deferral Event Subscription on the terms set forth in this Agreement;

WHEREAS, the Indenture Trustee, for and on behalf of the Holders, has been appointed pursuant to the Trust Indenture to irrevocably commit to the Deferral Event Subscription on the terms set forth in this Agreement;

WHEREAS, the parties to this Agreement desire to implement procedures whereby the Trust, TCPL and the Indenture Trustee will take all actions necessary to ensure that the Deferral Event Subscription is given proper effect;

WHEREAS, the parties to this Agreement desire to implement procedures whereby TCPL and TCC will take all actions necessary to ensure that the Dividend Stopper Undertaking is given proper effect; and

WHEREAS, these recitals and any statements of fact in this Agreement are made by TCPL and the Trust and not by the Indenture Trustee;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement,

“Administration Agreement” means the agreement between the Trust and TCPL dated September 16, 2014 pursuant to which TCPL, or any successor thereto, serves as administrative agent to the Trust, as amended from time to time.

“Administrative Agent” has the meaning ascribed thereto in the Administration Agreement.

“Affiliate” means, in respect of any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person; provided that the Trust and TCPL and its Affiliates shall be Affiliates for so long as TCPL and/or its Affiliates hold at least a majority of the voting trust units of the Trust.  For the purposes of this definition, a Person will be deemed to be “controlled by” another Person if such other Person possesses directly, or indirectly, power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Assignment and Set-Off Agreement, including the Schedules, as amended, supplemented or restated from time to time; and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement in its entirety and each schedule, and not to any particular Article, section, subsection or other part of this Agreement.

“Applicable Laws” means the Applicable Laws as defined in Section 4.3.

“Authorized Investments” has the meaning ascribed thereto in the Share Exchange Agreement.

“Automatic Exchange” has the meaning ascribed thereto in the Share Exchange Agreement.

“Automatic Exchange Event” has the meaning ascribed thereto in the Share Exchange Agreement.

“Business Day” means a day on which TCPL, the Trust and the Indenture Trustee are open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

“CBCA” means the Canada Business Corporations Act.

“Clearing Agency” means DTC and/or any other or additional organization that performs securities transfer, settlement, clearing and/or pledge services in relation to the Trust Notes — Series 2016-A or the TCPL Exchange Preferred Shares.

“Closing Date” means August •, 2016.

“Declaration of Trust” means the Declaration of Trust dated as of September 16, 2014 governing the Trust, as it may be amended, supplemented or restated from time to time.

“Deferral Date” means an Interest Payment Date in respect of which a Deferral Event has occurred and is continuing.

“Deferral Event” means, in respect of an Interest Payment Date, either a Missed Dividend Deferral Event or an Other Deferral Event.

“Deferral Event Notice” means the notice to be executed by TCPL in the form of Schedule B and delivered to the Indenture Trustee upon the occurrence of a Deferral Event.

“Deferral Event Subscription” means, in respect of a Deferral Event, the agreement created hereby among TCPL, each Holder of Trust Notes — Series 2016-A from time to time and the Indenture Trustee under which (i) subject to Section 3.6, TCPL undertakes to issue and transfer TCPL Deferral Preferred Shares to each Holder of Trust Notes — Series 2016-A who is entitled to receive a payment of interest on the Trust Notes — Series 2016-A on a Deferral Event, in each case in the number calculated in relation thereto in Section 3.3(a), and (ii) such Holder of Trust Notes — Series 2016-A, through the Indenture Trustee acting for and on its behalf, has irrevocably subscribed for and agreed to acquire such TCPL Deferral Preferred Shares for a purchase price equal to the Deferral Event Subscription Proceeds, in each case made and becoming effective at the times, on the basis, in the manner and subject to the terms contemplated in this Agreement.

“Deferral Event Subscription Proceeds” means, in respect of a Deferral Event, the subscription proceeds payable by a Holder of Trust Notes — Series 2016-A to TCPL in connection with a Deferral Event Subscription equal in the aggregate for the Holder to (i) the stated issue price of the applicable series of TCPL Deferral Preferred Shares, times (ii) the number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) to be delivered to or in respect of the Holder (including for greater certainty to the Indenture Trustee if the Holder is an Ineligible Person) as calculated in relation thereto in Section 3.3(a).

“Deferral Event Subscription Proceeds Assignment” has the meaning ascribed thereto in Section 3.7(d).

“Dividend Declaration Resumption Month” means the month following the first day on which, after TCPL Deferral Preferred Shares have been issued, no TCPL Deferral Preferred Shares are outstanding, being the month in which TCPL and TCC may resume declaring dividends on the TCPL Dividend Restricted Shares and TCC Dividend Restricted Shares, respectively.

“Dividend Restricted Period” means the period from and including a Deferral Date to, but excluding, the first day of the applicable Dividend Declaration Resumption Month.

“Dividend Stopper Undertaking” means, collectively, (a) the covenants of TCPL set forth in Section 3.4(a) and (b) of this Agreement and (b) the covenants of TCC set forth in Section 3.5 of this Agreement.

“DTC” means the Depository Trust Company and its nominees or any successors.

“Extraordinary Resolution” means an extraordinary resolution passed in accordance with Article 9 of the Trust Indenture.

“Holders” means the registered holders, whether holding on their own account or on behalf of beneficial owners, from time to time, of Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares, as applicable, or, where the context requires, all of such holders, except that for purposes of any withholding tax, Holders shall mean beneficial owners, from time to time, of Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares, as applicable, or, where the context requires, all of such beneficial owners.

“Indenture Trustee” means CST Trust Company, in its capacity as trustee under the Trust Indenture and as bare trustee and nominee hereunder, and includes any successor trustee as may be appointed from time to time and any permitted assigns thereof.

“Ineligible Person” means any Person whose address is in, or whom TCPL or the Trust or the Transfer Agent has reason to believe is a resident of, any jurisdiction other than Canada or the United States, in each case to the extent that the issuance or delivery by TCPL or the Trust to such Person upon a Deferral Event, of TCPL Deferral Preferred Shares would require TCPL or the Trust to take any action to comply with securities or analogous laws of that other jurisdiction.

“Interest Payment Date” means, prior to and including August •, 2026, August • (other than August •, 2016) and February • and, starting November •, 2026, February •, May •, August • and November • of each year during which any Trust Notes — Series 2016-A are outstanding thereafter, until August •, 2076.

“Interest Period” means, initially, the period from and including the Closing Date to but excluding February •, 2017 and thereafter from and including each Interest Payment Date to, but excluding, the next following Interest Payment Date.

“Missed Dividend Deferral Event” means the failure of TCPL, other than during a Dividend Restricted Period, to declare cash dividends on TCPL Preferred Shares, if any, consistent with TCPL’s dividend practice in effect from time to time with respect to TCPL Preferred Shares, in each case in the last 90 days preceding the commencement of the Interest Period ending on the day preceding the relevant Interest Payment Date.

“Other Deferral Event” means the election by TCPL, at its sole option, prior to the commencement of the Interest Period ending on the day preceding the relevant Interest Payment Date, that holders of Trust Notes — Series 2016-A apply interest paid on the Trust Notes on the relevant Interest Payment Date to acquire TCPL Deferral Preferred Shares.

“Person” is to be broadly interpreted and includes an individual, a corporation, a limited liability company, an unlimited liability company, a limited or general partnership, a trust, an unincorporated organization, a joint venture and any other organization, whether or not a legal entity, a government of a country or any political subdivision of a country or any agency or department of any such government and the executors, administrators or other legal representatives of a Person in such capacity.

“Privacy Laws” has the meaning ascribed thereto in Section 5.19.

“Series 2016-A Indenture” means the Trust Indenture, as supplemented by the supplemental indenture dated as of the Closing Date between the Trust, the Indenture Trustee and TCPL, providing for, inter alia, the creation and issuance of the Trust Notes — Series 2016-A, as the same may be amended, supplemented or restated from time to time.

“Series 2016-A Trust Estate” means collectively the rights and obligations of the Holders hereunder and pursuant hereto in respect of the Deferral Event Subscription, the Dividend Stopper Undertaking and the covenants of TCPL and TCC contained in this Agreement and all money and other rights or assets that may be held from time to time by the Indenture Trustee as bare trustee and nominee pursuant to this Agreement.

“Share Exchange Agreement” means the Share Exchange Agreement dated the date hereof among the Trust, TCPL and the Exchange Trustee, as amended from time to time.

“Tax Act” means the Income Tax Act (Canada).

“TCC” means TransCanada Corporation and its successors and assigns.

“TCC Common Shares” means the common shares of TCC.

“TCC Dividend Restricted Shares” means, collectively, any TCC Preferred Shares or, if no TCC Preferred Shares are then outstanding, the TCC Common Shares.

“TCC Preferred Shares” means collectively all of the preferred shares of TCC.

“TCPL” means TransCanada PipeLines Limited and its successors and assigns.

“TCPL Common Shares” means the common shares of TCPL.

“TCPL Deferral Preferred Share Provisions” means the series rights, privileges, restrictions and conditions attaching to TCPL Deferral Preferred Shares as set forth in Schedule A.

“TCPL Deferral Preferred Shares” means the first preferred shares of TCPL of each series issued to holders of Trust Notes from time to time in connection with the Deferral Event corresponding to such series, each of which series will be separately identified and provide for the TCPL Deferral Preferred Share Provisions subject to the specific terms that relate to such series.

“TCPL Dividend Restricted Shares” means, collectively, any TCPL Preferred Shares or, if no TCPL Preferred Shares are then outstanding, the TCPL Common Shares.

“TCPL Exchange Preferred Shares” means the applicable series of first preferred shares issued by TCPL following an Automatic Exchange under the Share Exchange Agreement.

“TCPL Preferred Shares” means collectively all of the preferred shares of TCPL (including the TCPL Exchange Preferred Shares and TCPL Deferral Preferred Shares).

“TCPL Sub Note — Series 2016-A” means the junior subordinated notes Series 2016-A issued by TCPL to the Trust (in an initial principal amount, on the date hereof, of $•).

“Transfer Agent” means the transfer agent from time to time for TCPL Deferral Preferred Shares.

“Trust Indenture” means the Trust Indenture dated as of the May 20, 2015 and entered into between the Trust and the Indenture Trustee, as it may be amended, supplemented or restated from time to time.

“Trust Notes” means the Trust Notes — Series 2016-A and any other instruments representing subordinated unsecured debt obligations of the Trust as may be issued and outstanding under the Series 2016-A Indenture from time to time.

“Trust Notes - Series 2016-A” has the meaning ascribed thereto in the recitals to this Agreement.

“Trust Notes — Series 2016-A Provisions” means the rights, privileges, restrictions and conditions attaching to the Trust Notes — Series 2016-A, as set forth in the Series 2016-A Indenture.

“Trustee” means Valiant Trust Company, the trustee of the Trust, and includes any successor to it which may become trustee of the Trust in accordance with Section 7.4 of the Declaration of Trust.

1.2                               Additional Definitions

In addition, unless the context otherwise requires, the definitions in the Declaration of Trust and the Series 2016-A Indenture apply to this Agreement.

1.3                               Headings

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4                               Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing gender include all genders.

1.5                               Date of Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day.

1.6                               Payments

All payments to be made hereunder shall be made without interest and less any tax required by law to be deducted and withheld as provided under Section 5.16.

1.7                               References to Statutes

Unless expressly stated otherwise, a reference to any statute shall be deemed to be a reference to that statute as in force from time to time, including any regulations, rules, policy statements, instruments or guidelines made under that statute, and to include any statute which may be enacted in substitution of that statute.

1.8                               Currency References

All references to dollar ($) amounts shall, unless otherwise expressly indicated herein, be to United States dollars.

1.9                               Rights of Set-Off

Each party may set-off against amounts owing by it hereunder to another Person any amounts owing or accruing due by such Person to it or any of its Affiliates, without duplication.

1.10                        Schedules

The following Schedules form an integral part of this Agreement:

Schedule A	-	TCPL Deferral Preferred Share Provisions; and
Schedule B	-	Deferral Event Notice

ARTICLE 2
TRUST

2.1                               Establishment of Trust

The Indenture Trustee shall hold the Series 2016-A Trust Estate as bare trustee and nominee in order to enable the Indenture Trustee to exercise the rights and enforce the obligations thereunder, and shall hold the other rights granted in or resulting from the Indenture Trustee being a party to this Agreement in order to enable the Indenture Trustee to exercise or enforce such rights, in each case as bare trustee and nominee for and on behalf of the Holders of Trust Notes — Series 2016-A, as provided in this Agreement.  Except where the context otherwise requires, all references to the Indenture Trustee hereunder shall be to the Indenture Trustee in its capacity as bare trustee and nominee for and on behalf of the Holders of Trust Notes — Series 2016-A.

ARTICLE 3
DEFERRAL EVENT SUBSCRIPTION

3.1                               Creation and Grant of the Deferral Event Subscription

(a)                                 TCPL hereby grants the Deferral Event Subscription together with its undertaking to, and covenants in favour of, the Indenture Trustee, as bare trustee and nominee for and on behalf of, and for the use and benefit of, the Holders of Trust Notes — Series 2016-A, to give effect to the Deferral Event Subscription in accordance with and subject to the Trust Notes — Series 2016-A Provisions and the provisions of this Agreement. TCPL hereby acknowledges receipt from the Indenture Trustee, as bare trustee and nominee for and on behalf of the Holders of Trust Notes — Series 2016-A, of good and valuable consideration for such grant and covenant and the sufficiency thereof.

(b)                                 The Indenture Trustee, for and on behalf of the Holders of Trust Notes — Series 2016-A, hereby grants its undertaking to, and covenants in favour of, TCPL to give effect to the Deferral Event Subscription in accordance with and subject to the Trust Notes — Series 2016-A Provisions and the provisions of this Agreement. The Indenture Trustee, for and on behalf of the Holders of Trust Notes — Series 2016-A, hereby acknowledges receipt from TCPL of good and valuable consideration for such grant and covenant and the sufficiency thereof.

(c)                                  During the term of the trust created under this Agreement and subject to the terms and conditions of the Trust Notes — Series 2016-A Provisions and this Agreement, the Indenture Trustee shall possess and be vested with full legal right, entitlement and ownership to the rights arising from TCPL’s grant and covenant under Section 3.1(a) and the full power and authority of the Holders pursuant to and in accordance with the Trust Notes — Series 2016-A Provisions to perform the undertaking and covenant under Section 3.1(b).  The Indenture Trustee shall be entitled to exercise all of the related rights, privileges and powers of, under and with respect to the grant and covenant under

Section 3.1(a), and to give effect to and perform the grant and covenant under Section 3.1(b), provided that the Indenture Trustee shall:

(i)                                     hold the Deferral Event Subscription rights and the legal title thereto as bare trustee and nominee for and solely for the use and benefit of the Holders of Trust Notes — Series 2016-A and TCPL in accordance with and subject to the Trust Notes — Series 2016-A Provisions and this Agreement;

(ii)                                  give effect to the Deferral Event Subscription in compliance with and subject to the Trust Notes — Series 2016-A Provisions and this Agreement; and

(iii)                               except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Deferral Event Subscription rights, and the Indenture Trustee shall not exercise any related rights for any purpose, in each case other than pursuant to this Agreement.

3.2                               Issuance of TCPL Deferral Preferred Shares

(a)                                 A new series of TCPL Deferral Preferred Shares shall be issued by TCPL in respect of each Deferral Date.

(b)                                 TCPL shall not at any time issue TCPL Deferral Preferred Shares except in accordance with the Series 2016-A Indenture.

3.3                               Deferral Dates

(a)                                 On each Deferral Date, interest payable on the Trust Notes — Series 2016-A on such Deferral Date to a particular Holder of Trust Notes — Series 2016-A shall be applied on behalf of holders of Trust Notes — Series 2016-A to acquire a new series of TCPL Deferral Preferred Shares, at a stated issue price of $1,000 per share, in accordance with the assignment and set-off procedures set forth in Section 3.7 hereof.  A new series of TCPL Deferral Preferred Shares shall be issued by TCPL in respect of each Deferral Date.  The number of applicable TCPL Deferral Preferred Shares (including fractional shares, if applicable) subscribed for by a Holder of Trust Notes — Series 2016-A shall equal (i) the amount of the interest payment on the Trust Notes — Series 2016-A that has not been paid in cash to such Holder on the Deferral Date, divided by (ii) the stated issue price of the applicable series of TCPL Deferral Preferred Shares.

(b)                                 Whether or not a Deferral Event has occurred in respect of a particular Interest Payment Date shall be determined by TCPL in accordance with Section 3.7 prior to the commencement of the Interest Period ending on the day immediately preceding such Interest Payment Date.  There shall be no limit on the number of times that Deferral Events may occur.

3.4                               TCPL Covenants

So long as any Trust Notes — Series 2016-A are outstanding and are held by any Person other than TCPL or its Affiliates, TCPL covenants as follows for the benefit of the Holders of Trust Notes — Series 2016-A:

(a)                                 if a Deferral Event has occurred and is continuing, TCPL shall not, during the applicable Dividend Restricted Period, declare dividends of any kind on any of the TCPL Dividend Restricted Shares;

(b)                                 if a Deferral Event has occurred and is continuing, TCPL shall not make, and shall ensure that no subsidiary of TCPL makes, in each case during the applicable Dividend Restricted Period, any payment to holders of TCPL Dividend Restricted Shares in respect of dividends not declared or paid by TCPL (other than, for greater certainty, accrued and unpaid dividends on TCPL Deferral Preferred Shares that are redeemed) and TCPL shall not redeem any TCPL Dividend Restricted Shares other than TCPL Deferral Preferred Shares (which, for greater certainty, may be redeemed), and shall not, and shall ensure that no subsidiary shall, in each case during the applicable Dividend Restricted Period, purchase any TCPL Dividend Restricted Shares;

(c)                                  TCPL shall not create or issue any preferred shares of TCPL which, in the event of insolvency or winding-up of TCPL, would rank in right of payment in priority to the TCPL Deferral Preferred Shares;

(d)                                 prior to the issuance of any TCPL Deferral Preferred Shares in respect of a Deferral Event, TCPL shall not, without the prior approval of Holders of Trust Notes — Series 2016-A by Extraordinary Resolution, amend, delete or vary any of the rights, privileges, restrictions and conditions attaching to the TCPL Deferral Preferred Shares other than amendments, deletions or variations which do not negatively impact future holders of TCPL Deferral Preferred Shares and other than amendments that relate to the preferred shares of TCPL as a class; and

(e)                                  TCPL shall not assign or otherwise transfer its obligations under this Agreement, except in the case of a merger, consolidation, amalgamation or reorganization or sale of substantially all of the assets of TCPL.

3.5                               TCC Covenants

So long as any Trust Notes — Series 2016-A are outstanding and are held by any Person other than TCC, TCPL or their Affiliates, TCC covenants as follows for the benefit of the Holders of Trust Notes — Series 2016-A:

(a)                                 if a Deferral Event has occurred and is continuing, TCC shall not, during the applicable Dividend Restricted Period, declare dividends of any kind on any of the TCC Dividend Restricted Shares; and

(b)                                 if a Deferral Event has occurred and is continuing, TCC shall not make, and shall ensure that no subsidiary of TCC makes, in each case during the applicable Dividend Restricted Period, any payment to holders of TCC Dividend Restricted Shares or TCPL Dividend Restricted Shares in respect of dividends not declared or paid on such shares (other than, for greater certainty, accrued and unpaid dividends on TCPL Deferral Preferred Shares that are redeemed) and TCC shall not redeem any TCC Dividend Restricted Shares and shall not, and shall ensure that no subsidiary of TCC shall, in each case during the applicable Dividend Restricted Period, purchase any TCC Dividend Restricted Shares or TCPL Dividend Restricted Shares.

3.6                               Ineligible Persons

As set out in the Series 2016-A Indenture, upon a Deferral Event, TCPL reserves the right not to issue TCPL Deferral Preferred Shares to any Ineligible Person.  In those circumstances, TCPL will issue to the Indenture Trustee, and the Indenture Trustee will hold, all TCPL Deferral Preferred Shares that would otherwise be delivered to Ineligible Persons, and the Indenture Trustee will deliver such shares to a broker retained by TCPL for the purpose of effecting the sale (to Persons other than TCPL, its Affiliates and other Ineligible Persons) of such shares on behalf of such Ineligible Persons.  Such sales, if any, may be made at any time and at any price and none of the Trust, the Indenture Trustee or TCPL will be subject to any liability for failing to sell such TCPL Deferral Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day.  The net proceeds received by the Indenture Trustee from the sale of any such TCPL Deferral Preferred Shares will be divided among the Ineligible Persons in proportion to the number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) that would otherwise have been delivered to them, after deducting the costs of sale and any applicable withholding taxes.  The Indenture Trustee shall make payment of the aggregate net proceeds to the Clearing Agency (if the Trust Notes — Series 2016-A are then held in the Book-Entry System) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with customary practices and procedures of the Clearing Agency, or otherwise.

3.7                               Assignment, Set-Off and Related Procedures

In connection with the occurrence of any Deferral Event, and in respect of the related Deferral Date, the following provisions shall apply:

(a)                                 TCPL shall notify the Indenture Trustee and the Trust at least 5 Business Days prior to the Interest Payment Date on which the Deferral Event will or is expected to occur and be continuing;

(b)                                 the Trust shall calculate the sum of all of the Deferral Event Subscription Proceeds in respect of each related Deferral Event Subscription for all Holders of Trust Notes — Series 2016-A (for greater certainty, regardless of whether they are Ineligible Persons as of the Deferral Date), and the Trust shall advise the Indenture Trustee of such aggregate amount;

(c)                                  as a precondition to the delivery of any certificate or other evidence of issuance representing any TCPL Deferral Preferred Shares or related rights following a Deferral Event, TCPL may require the Trust to obtain from any Holder of Trust Notes — Series 2016-A (and persons holding Trust Notes — Series 2016-A represented by such Holder of Trust Notes — Series 2016-A) a declaration, in form and substance satisfactory to TCPL, confirming compliance with any applicable regulatory requirements to establish that such Holder of Trust Notes — Series 2016-A is not, and does not represent, an Ineligible Person;

(d)                                 TCPL hereby assigns, transfers and conveys to the Trust all of its right, title and interest in the Deferral Event Subscription Proceeds in respect of such Deferral Date payable to TCPL in connection with the Deferral Event Subscription in respect of such Deferral Date (the “Deferral Event Subscription Proceeds Assignment”);

(e)                                  the interest payable to the Trust by TCPL on such Deferral Date pursuant to the TCPL Sub Note — Series 2016-A shall be and be deemed to have been satisfied to the extent of an amount equal to the aggregate Deferral Event Subscription Proceeds payable by the

Holders of Trust Notes — Series 2016-A in connection with the TCPL Deferral Preferred Shares to be issued on such Deferral Date pursuant to the Deferral Event Subscription Proceeds Assignment and TCPL shall only be required to pay cash to the Trust in an amount equal to the excess of the interest payable by TCPL pursuant to the TCPL Sub Note — Series 2016-A on such Deferral Date over the amount of such Deferral Event Subscription Proceeds;

(f)                                   the Indenture Trustee, on behalf of Holders of Trust Notes — Series 2016-A, hereby agrees, without any further action being required by the Holders of Trust Notes — Series 2016-A, the Trust or TCPL, that the right of the Holders of Trust Notes — Series 2016-A to receive interest thereon in respect of such Deferral Date shall automatically be set off against the obligation of the Holders of Trust Notes — Series 2016-A to pay the cash subscription price for the Deferral Preferred Shares to the Trust corresponding to the applicable Deferral Event Subscription Proceeds, and the Holders of Trust Notes — Series 2016-A shall not be required to pay such subscription prices in cash; and

(g)                                  for greater certainty, the parties agree that on each Deferral Date the application and effect of paragraphs (d), (e) and (f) of this Section 3.7 shall, for all purposes, constitute the satisfaction in full to the extent contemplated of the following obligations following the occurrence of a Deferral Event: (i) TCPL’s obligation to make the payments to the Trust under the TCPL Sub Note — Series 2016-A in accordance with the terms thereof in respect of such Deferral Date; (ii) the Trust’s obligation to pay interest payable on the Trust Notes — Series 2016-A to the Indenture Trustee as bare trustee for and on behalf of the Holders of the Trust Notes — Series 2016-A in respect of such Deferral Date; (iii) the Indenture Trustee’s obligation as bare trustee for and on behalf of the Holders of the Trust Notes — Series 2016-A to pay the interest received from the Trust to the Holders of the Trust Notes — Series 2016-A in respect of such Deferral Date; (iv) the Indenture Trustee’s obligation to exercise as bare trustee for and on behalf of the Holders of the Trust Notes — Series 2016-A the Deferral Event Subscription right and acquire as bare trustee for and on behalf of the Holders of the Trust Notes — Series 2016-A the TCPL Deferral Preferred Shares in respect of such Deferral Date; and (v) acknowledged receipt from TCPL that the TCPL Deferral Preferred Shares issuable pursuant to the Deferral Event Subscription have been fully paid for; provided, however, that TCPL’s obligation to issue the TCPL Deferral Preferred Shares to the Holders of the Trust Notes — Series 2016-A shall not be satisfied in full until such time as TCPL has issued such TCPL Deferral Preferred Shares to the Holders of Trust Notes — Series 2016-A in accordance with the terms hereof.

(h)                                 TCPL shall promptly create, issue and (subject to Section 4.3) distribute such number of TCPL Deferral Preferred Shares (including fractional shares, if applicable), with a stated issue price of $1,000 per share, as are issuable pursuant to the Deferral Event Subscription;

(i)                                     TCPL shall transfer and deliver to each Holder of Trust Notes — Series 2016-A who has not been identified by the Trust as an Ineligible Person pursuant to paragraph (c), from among the TCPL Deferral Preferred Shares issued in accordance with paragraph (h), a number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) calculated in respect of the Holder by dividing (x) the interest amount payable in respect of such Holder’s Trust Notes — Series 2016-A on the applicable Deferral Date, by (y) the stated issue amount of the Deferral Preferred Share issued by TCPL; and

(j)                                    TCPL shall transfer and deliver to the Indenture Trustee, in respect of each Holder of Trust Notes — Series 2016-A who has been identified by the Trust as an Ineligible Person pursuant to paragraph (c), from among the TCPL Deferral Preferred Shares issued in accordance with clause (h), a number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) calculated in respect of the Holder by dividing (x) the interest amount payable in respect of such Holder’s Trust Notes — Series 2016-A on the applicable Deferral Date, by (y) the stated issue amount of the Deferral Preferred Share issued by TCPL, and the Indenture Trustee shall sell such Deferral Preferred Shares and distribute the net proceeds thereof as contemplated in Section 3.6.

This Section 3.7 shall constitute the irrevocable and unconditional authority, consent and direction by each Holder of the Trust Notes — Series 2016-A to the Indenture Trustee to agree to the provisions contained in this Section 3.7 and shall constitute good and sufficient authority for the Indenture Trustee to act in accordance herewith without any requirement for notice or further action on the part of any such Holder.

3.8                               Delivery Mechanics

Promptly upon the occurrence of a Deferral Event, TCPL shall provide the Trustee with an executed Deferral Event Notice.  On the Deferral Date to which the Deferral Event Notice relates, TCPL shall issue the aggregate number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) upon payment of the subscription price in accordance with Section 3.7. If the Trust Notes — Series 2016-A are then held in the Book-Entry System of the Clearing Agency, TCPL shall deliver to the Clearing Agency a global certificate representing the TCPL Deferral Preferred Shares, registered in the name of the Clearing Agency or its designated nominee as the Clearing Agency may direct for credit to the accounts of participants in the Clearing Agency’s Book-Entry System holding Trust Notes — Series 2016-A, as at the Deferral Date in respect of which the Deferral Event Notice was delivered, in accordance with their respective interests therein.  In the event that the Trust Notes — Series 2016-A are then held in definitive registered form through physical certificates, TCPL shall promptly arrange for delivery to those Persons who were Holders of Trust Notes — Series 2016-A as at the close of business on the relevant Deferral Date of physical certificates representing the requisite number of such TCPL Deferral Preferred Shares at the last address of such Holders as shown on the register for the Trust Notes - Series 2016-A.

ARTICLE 4
COVENANTS, REPRESENTATIONS AND WARRANTIES

4.1                               Certain Representations

TCPL hereby represents, warrants and covenants that it has: (i) authorized for issuance and will, at all times, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital, such number of TCPL Deferral Preferred Shares as may be required to enable TCPL to meet its obligations hereunder; and (ii) taken all necessary corporate action to enable TCPL to issue TCPL Deferral Preferred Shares in connection with the Deferral Events.

4.2                               Notification of Certain Events

In order to assist TCPL and the Indenture Trustee to comply with their respective obligations hereunder, the Trust shall give TCPL and the Indenture Trustee notice of each of the following events at the times set forth below:

(a)                                 any determination by the Trust to institute voluntary termination proceedings with respect to the Trust or to effect any other distribution of the assets of the Trust among its security holders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such termination;

(b)                                 immediately, upon the earlier of: (i) receipt by the Trust of notice of; and (ii) the Trust otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary termination of the Trust or to effect any other distribution of the assets of the Trust among its security holders for the purpose of winding-up its affairs;

(c)                                  immediately upon any failure by the Trust to pay all or any part of the interest on the Trust Notes — Series 2016-A on any Interest Payment Date; and

(d)                                 immediately upon the Trust making any determination to exercise any rights to redeem Trust Notes — Series 2016-A.

4.3                               Qualification of TCPL Deferral Preferred Shares

TCPL covenants that if any TCPL Deferral Preferred Shares to be issued and delivered hereunder or pursuant to the TCPL Deferral Preferred Share Provisions or the Trust Notes — Series 2016-A Provisions require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling, approval or consent from any governmental or regulatory authority under any Canadian or United States federal or provincial or state, as applicable, law or regulation or pursuant to the rules and regulations of any Canadian or United States regulatory authority or the fulfilment of any other legal requirement (collectively, the “Applicable Laws”) before such TCPL Deferral Preferred Shares may be issued and delivered by TCPL to the Holders in connection with a Deferral Event, or in order that such TCPL Deferral Preferred Shares may be freely traded thereafter (except for any restrictions on ownership or transfer by reason of any Holder of TCPL Deferral Preferred Shares being a “control person” of TCPL for purposes of Canadian securities laws or by reason of any TCPL Deferral Preferred Shares being “control securities” for the purposes of United States securities laws), TCPL shall, in good faith, expeditiously take all such actions and do all such things as are necessary to cause such TCPL Deferral Preferred Shares to be duly registered, qualified or approved as and to the extent required for such purpose pursuant to Applicable Laws. TCPL represents and warrants that it has taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the TCPL Deferral Preferred Shares to be issued and delivered in accordance with the provisions of this Agreement, the TCPL Deferral Preferred Share Provisions and the Trust Notes — Series 2016-A Provisions and to be freely tradable thereafter by the initial holder thereof, subject to the exceptions referred to above in this Section 4.3; provided, however, that a failure to take such actions or to do such things shall not affect, reduce or modify in any way the effectiveness of the Deferral Event Subscription as of the Deferral Date.

4.4                               TCPL Support

So long as any Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares are outstanding, TCPL shall perform all of the obligations to be performed by it hereunder in connection with the TCPL Deferral Preferred Share Provisions and the Deferral Event Subscription, as applicable, and shall exercise all of its rights with respect thereto in accordance with the Declaration of Trust, the Trust Indenture and the terms of this Agreement. All TCPL Deferral Preferred Shares issued to Holders of Trust Notes — Series 2016-A, pursuant to the Deferral Event Subscription shall be duly issued as fully paid and non-assessable shares in the capital of TCPL, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. Without limiting the generality of the immediately preceding sentence, TCPL covenants that it shall, in a timely manner, transfer or arrange to transfer to such account in the Book-Entry System as the Indenture Trustee may direct, from time to time, the appropriate number of TCPL Deferral Preferred Shares (including fractional shares, if applicable), and supply the Indenture Trustee with duly executed share certificates, as applicable, so as to enable the exercise, from time to time, of the Deferral Event Subscription or the TCPL Deferral Preferred Share Provisions, as the case may be, in accordance with the Trust Notes — Series 2016-A Provisions, the TCPL Deferral Preferred Share Provisions and the provisions of this Agreement.

4.5                               Capital Reorganizations and Amalgamations of TCPL

In the event of a capital reorganization, consolidation, merger or amalgamation or sale of substantially all of the assets of TCPL or comparable transaction affecting the TCPL Deferral Preferred Shares, TCPL covenants to take all necessary action to ensure that the Indenture Trustee or Holders of Trust Notes — Series 2016-A, as the case may be, receive, pursuant to the Deferral Event Subscription, after such capital reorganization, consolidation, merger, amalgamation, sale of substantially all assets or comparable transaction, the number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) or other securities or consideration of TCPL or an entity resulting, surviving or continuing from the capital reorganization, consolidation, merger, amalgamation, sale of substantially all assets or comparable transaction that the Indenture Trustee or such Holders of Trust Notes — Series 2016-A would have received if the Deferral Event occurred immediately prior to the record date of the capital reorganization, consolidation, merger, amalgamation, sale of substantially all assets or comparable transaction.

ARTICLE 5
INDENTURE TRUSTEE

5.1                               Powers and Duties of Indenture Trustee

In addition to and without limiting the Trust Indenture, the rights, powers, duties and authorities of the Indenture Trustee under this Agreement, in its capacity as Indenture Trustee, are as follows:

(a)                                 receiving and holding each Deferral Event Subscription and TCPL’s undertaking and covenant in relation to each Deferral Event Subscription as bare trustee and nominee and effecting the Holders’ undertaking and covenant in relation to each Deferral Event Subscription for and on behalf of each applicable Holder, in each case  in accordance with the provisions of this Agreement;

(b)                                 acting for and on behalf of the Holders of Trust Notes — Series 2016-A to implement and give effect to the undertaking and covenant of the Holders with respect to the Deferral Event Subscription;

(c)                                  enforcing the benefit of and giving effect to the Deferral Event Subscription rights in accordance with the Trust Notes — Series 2016-A Provisions and this Agreement and, in connection therewith, distributing or causing to be distributed to the applicable Holders TCPL Deferral Preferred Shares and cheques, if any, to which such Holders may become entitled hereunder in connection with a Deferral Event;

(d)                                 holding and administering the Series 2016-A Trust Estate in accordance with the terms of this Agreement;

(e)                                  investing any money forming, from time to time, part of the Series 2016-A Trust Estate as provided in this Agreement;

(f)                                   subject to this Article 5, taking action at the direction of any Holder to enforce the obligations of the Trust or TCPL under this Agreement; and

(g)                                  taking such other actions and doing such other things as are specifically provided for in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Indenture Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement, the Trust Notes — Series 2016-A Provisions and the TCPL Deferral Preferred Share Provisions relating to the Indenture Trustee as are reasonably required for the Indenture Trustee to carry out its duties under this Agreement. Any exercise of such discretionary rights, powers and authorities by the Indenture Trustee shall be final, conclusive and binding upon all Persons. For greater certainty, with respect to the Trust Notes — Series 2016-A and the TCPL Deferral Preferred Shares, the Indenture Trustee shall have only those duties as are set out specifically in this Agreement. The Indenture Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee, nominee and agent would exercise in comparable circumstances. The Indenture Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Indenture Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notice shall specify the default or breach desired to be brought to the attention of the Indenture Trustee and in the absence of such notice the Indenture Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained in this Agreement.

5.2                               No Conflict of Interest

The Indenture Trustee represents to the Trust and TCPL that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Indenture Trustee as a fiduciary hereunder. The Indenture Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 8. If, notwithstanding the foregoing provisions of this Section 5.2, the Indenture Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Indenture Trustee contravenes the foregoing provisions of this Section 5.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Indenture Trustee be replaced as bare trustee and nominee under this Agreement.

5.3                               Dealings with Transfer Agents, Registrars and the Clearing Agency

In addition to and without limiting the Trust Indenture, the Trust and TCPL severally and irrevocably authorize the Indenture Trustee, from time to time, to:

(a)                                 consult, communicate and otherwise deal with the Trustee and the respective registrars and transfer agents, and any such subsequent registrar or transfer agent, of the Trust Notes — Series 2016-A and TCPL Deferral Preferred Shares;

(b)                                 if applicable, consult, communicate and otherwise deal with the Clearing Agency; and

(c)                                  requisition, from time to time, from such registrar or transfer agent or the Clearing Agency any information readily available from the records maintained by any such entity which the Indenture Trustee may reasonably require for the discharge of its duties and responsibilities under the Trust Notes — Series 2016-A Provisions, the TCPL Deferral Preferred Share Provisions and this Agreement.

5.4                               Books and Records

The Indenture Trustee shall keep available for inspection by TCPL and the Trust, at the Indenture Trustee’s principal office in Calgary, Alberta, correct and complete books and records of account relating to the Indenture Trustee’s actions under this Agreement. On or before March 1 in every year, the Indenture Trustee shall transmit to TCPL and the Trust a brief report, dated as of December 31 in the immediately preceding year, with respect to: (i) the Series 2016-A Trust Estate as of that date; and (ii) all other actions taken by the Indenture Trustee in the performance of its duties under this Agreement which it had not previously reported.

5.5                               Indemnification Prior to Certain Actions by Indenture Trustee

Notwithstanding any other provision of this Agreement, and in addition to and without limiting the Trust Indenture, the Indenture Trustee shall only be required to exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the written request, order or direction of any Holder upon such Holder furnishing to the Indenture Trustee reasonable funds, security and indemnity satisfactory to the Indenture Trustee, acting reasonably, against the costs, expenses and liabilities that may be incurred by the Indenture Trustee therein or thereby, provided that no Holder will be obligated to furnish to the Indenture Trustee any such funding, security or indemnity in connection with the exercise, but not the enforcement, by the Indenture Trustee of any of its rights, duties, powers and authorities vested in it by this Agreement. None of the provisions contained in this Agreement shall require the Indenture Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities under this Agreement nor limits the Indenture Trustee, acting reasonably, from requesting an indemnity, before any exercise or enforcement of rights.  In addition, the Indenture Trustee shall disburse funds only to the extent that funds have been deposited with it.

5.6                               Actions by Holders

No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust, power or obligation hereunder unless the Holder has requested in writing the Indenture Trustee to take or institute such action, suit or proceeding and, subject to Section 5.5, furnished the Indenture Trustee with the funding, security and indemnity referred to in Section 5.5, and the Indenture Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Indenture Trustee, except only as herein provided, and in any event for the benefit of all Holders.

5.7                               Reliance upon Declarations

Without limiting the Trust Indenture, the Indenture Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon written notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof, the Trust Notes — Series 2016-A Provisions or the TCPL Deferral Preferred Share Provisions or required by the Indenture Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with this Agreement, nor shall the Indenture Trustee be responsible for relying on the accuracy of the information contained in any such document provided it honestly and in good faith believes such information to be correct. The Indenture Trustee shall not be responsible or liable in any manner for the sufficiency, genuineness, correctness or validity of any security deposited with it.

5.8                               Evidence and Authority to Indenture Trustee

Without limiting the Trust Indenture, the Trust and/or TCPL shall furnish to the Indenture Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by the Trust and/or TCPL or the Indenture Trustee under this Agreement, the Trust Notes — Series 2016-A Provisions, the TCPL Deferral Preferred Share Provisions or as a result of any obligation or duty imposed under this Agreement, the Trust Notes — Series 2016-A Provisions or the TCPL Deferral Preferred Share Provisions, including in respect of the Deferral Event Subscription and the taking of any other action to be taken by the Indenture Trustee, at the request of or on the application of the Trust and/or TCPL forthwith if and when:

(a)                                 such evidence is required by any other provision of this Agreement, the Trust Notes — Series 2016-A Provisions or the TCPL Deferral Preferred Share Provisions to be furnished to the Indenture Trustee in accordance with this Section 5.8; or

(b)                                 the Indenture Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, the Trust Notes — Series 2016-A Provisions or the TCPL Deferral Preferred Share Provisions, gives the Trust and/or TCPL written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of a certificate signed by TCPL and/or by or on behalf of the Trust by an authorized signatory of the Administrative Agent or a statutory declaration stating that any such condition has been complied with in accordance with the terms of this Agreement and the Trust Notes — Series 2016-A Provisions or the TCPL Deferral Preferred Share Provisions, as applicable. Such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuator or other expert or any other Person whose qualifications give authority to a statement made by such Person, provided that if such report or opinion is furnished by TCPL and/or by or on behalf of the Trust by an authorized signatory of the Administrative Agent it shall be in the form of a certificate or a statutory declaration. Each statutory declaration, certificate, opinion or report furnished to the Indenture Trustee as evidence of compliance with a condition provided for in this Agreement, the Trust Notes — Series 2016-A Provisions or TCPL Deferral Preferred Share Provisions, as applicable, shall include a statement by the Person giving the evidence:

(c)                                  declaring that such Person has read and understands the provisions of this Agreement, the Trust Notes — Series 2016-A Provisions and/or the TCPL Deferral Preferred Share Provisions, as applicable, relating to the condition in question;

(d)                                 describing the nature and scope of the examination or investigation upon which such Person based the statutory declaration, certificate, statement or opinion; and

(e)                                  declaring that such Person has made such examination or investigation as such Person believes is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

5.9                               Experts, Advisers and Agents

In addition to and without limiting the Trust Indenture, the Indenture Trustee may:

(a)                                 in relation to this Agreement, the Trust Notes — Series 2016-A Provisions and/or the TCPL Deferral Preferred Share Provisions, act and rely on the opinion or advice of, or information obtained from or prepared by, any solicitor, auditor, accountant, appraiser, valuator or other expert, whether retained by the Indenture Trustee or by the Trust and/or TCPL or otherwise, and may retain or employ such assistants as may be necessary to the proper determination and discharge of its powers, duties and obligations and the determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)                                 retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of its duties hereunder and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder.

5.10                        Investment of Money Held by or on behalf of Indenture Trustee

(a)                                 Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Indenture Trustee, which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Indenture Trustee or which may be in the hands of the Indenture Trustee, may be invested and reinvested in the name or under the control of the Indenture Trustee, upon the written direction of the Trust, in Authorized Investments.

(b)                                 Upon receipt of a direction from the Trust, the Indenture Trustee shall invest any moneys held by it in Authorized Investments in its name in accordance with such direction. Any direction from the Trust to the Indenture Trustee shall be in writing and shall be provided to the Indenture Trustee no later than 9:00 a.m. (Toronto time) on the day on which the investment is to be made. Any such direction received by the Indenture Trustee after 9:00 a.m. (Toronto time) or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. (Toronto time) on the next Business Day.

(c)                                  In the event that the Indenture Trustee does not receive a direction or only a partial direction, the Indenture Trustee may hold cash balances constituting part or all of the funds and may, but need not, invest same in the deposits of a Canadian chartered bank; but the Indenture Trustee and its Affiliates shall not be liable to account for any profit to any parties to this Agreement or to any Person other than at a rate, if any, established from time to time by the Indenture Trustee or its Affiliates or a Canadian chartered bank.

(d)                                 The Indenture Trustee shall not be liable for any loss or losses realized on such investments, other than those related to the negligence, willful acts or defaults of the Indenture Trustee.

5.11                        Indenture Trustee Not Required to Give Security

Without limiting the Trust Indenture, the Indenture Trustee shall not be required to give any bond or security in respect of the execution of the bare trusts, rights, duties, obligations, powers and authorities of this Agreement.

5.12                        Indenture Trustee Not Bound to Act on Request

Except as otherwise specifically provided for in this Agreement, and without limiting the Trust Indenture, the Indenture Trustee shall not be required to act in accordance with any direction or request of the Trust and/or TCPL until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Indenture Trustee, and the Indenture Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed in good faith by the Indenture Trustee to be genuine.  The Indenture Trustee shall retain the right not to act and shall not be held liable for refusing to act unless it receives documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment, except as otherwise provided herein.

5.13                        Authority to Carry on Business

The Indenture Trustee represents to the Trust and/or TCPL that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in the Province of Ontario but if, notwithstanding the provisions of this Section 5.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement, and the other rights granted in or resulting from the Indenture Trustee being a party to this Agreement, shall not be affected in any manner whatsoever by reason only of such event, but the Indenture Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 8.

5.14                        Conflicting Claims

Without limiting the Trust Indenture, if conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares resulting in conflicting claims or demands being made in connection with such interest, then the Indenture Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Indenture Trustee may elect not to exercise any rights subject to such conflicting claims or demands and, in so doing, the Indenture Trustee shall not be or become liable to any Person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Indenture Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)                                 the rights of all adverse claimants or other rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)                                 all differences or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Indenture Trustee shall have been furnished with an executed copy of such agreement.

If the Indenture Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Indenture Trustee as it may deem appropriate to fully indemnify it as between all conflicting claims or demands.

5.15                        Acceptance of Bare Trust

The Indenture Trustee hereby accepts the bare trust and duties created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law, in bare trust, for TCPL and the various Persons who are from time to time Holders of Trust Notes — Series 2016-A, subject to all the terms and conditions herein set forth.

5.16                        Withholding Tax

TCPL or the Indenture Trustee may deduct or withhold (or such amount shall be deducted or withheld in accordance with the customary practice and procedures of the Clearing Agency) from any payment, distribution or delivery to any Holder amounts required or permitted by law to be deducted or withheld from such Holder’s distribution, payment or delivery and shall remit such amounts to the relevant tax authority in the manner and within the time required by law. Where the cash component of any payment, distribution or delivery to be made to a Holder is less than the amount that TCPL or the Indenture Trustee is required or permitted to withhold, TCPL or the Indenture Trustee shall be permitted to withhold from any non-cash payment, distribution or delivery to be made to the Holder and to dispose or arrange to dispose of such property in order to remit any amount to the relevant tax authority as required. TCPL shall provide written direction to the Indenture Trustee as to such amounts to be deducted or withheld; provided, however, that the Indenture Trustee shall deduct or withhold from any Holder’s distribution or delivery any amount it is required by law to deduct and withhold, and shall remit such amount to the relevant tax authority in the manner and within the time required by law, notwithstanding the failure of TCPL to provide any such direction following a request therefor from the Indenture Trustee, and in so doing the Indenture Trustee shall be deemed to have complied with its obligations hereunder. The Indenture Trustee shall file in the manner and within the time required by law any required tax returns and provide any required information slips relating to such withholding or deduction.

5.17                        Residency of Indenture Trustee

The Indenture Trustee hereby represents that it is a resident of Canada for the purposes of the Tax Act and the Indenture Trustee shall give the Trust and TCPL notice of any change in such status.

5.18                        Tax Reports

The Trust shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this Agreement, including any inquiry, evaluation, reporting, remittance, filing and issuance of tax slips, summaries, reports, except as is specifically delegated to the Indenture Trustee pursuant to this Agreement or as may be agreed subsequently, as confirmed in writing by the parties.

Without limiting the Trust Indenture, the Indenture Trustee shall process only such tax matters as have been specifically delegated to it pursuant to this Agreement or as may be agreed subsequently, and in doing so, the Indenture Trustee does not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessary or incidental thereto, which shall remain the sole responsibility of the Trust. The Indenture Trustee shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by the Indenture Trustee, directly or indirectly, from or on behalf of the Trust.

5.19                        Compliance with Privacy Legislation

The parties acknowledge that federal, provincial and/or state legislation in Canada or the United States that address the protection of individuals’ personal information (collectively, “Privacy Laws”) may apply to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause any other party to contravene, applicable Privacy Laws.  The Indenture Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.  Specifically, the Indenture Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the Trust and TCPL or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

5.20                        Compliance with Anti-Money Laundering Legislation

The Indenture Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Indenture Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. The Trust hereby agrees that if any account to be opened, or interest to be held, by the Indenture Trustee in connection with this Agreement, for or to the credit of the Trust, is intended to be used by or on behalf of a third party, the Trust will complete and execute forthwith a declaration in the Indenture Trustee’s prescribed form as to the particulars of such third party.

ARTICLE 6
COMPENSATION

6.1                               Fees and Expenses of Indenture Trustee

The Trust and TCPL jointly and severally agree to pay to the Indenture Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Indenture Trustee for all reasonable expenses incurred by it in connection therewith (including, but not limited to, taxes and compensation paid to experts, counsel and advisors and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Indenture Trustee); provided that the Trust and TCPL shall have no obligation to reimburse the Indenture Trustee for any expenses or disbursements paid, incurred or suffered by the Indenture Trustee in any suit or litigation in which the Indenture Trustee is determined to have acted with fraud, negligence or wilful misconduct. For administrative purposes, the Indenture Trustee may invoice TCPL unless instructed otherwise.

ARTICLE 7
INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1                               Indemnification of Indenture Trustee

In addition to and without limiting the Trust Indenture, the Trust and TCPL jointly and severally agree to indemnify and hold harmless the Indenture Trustee and each of its directors, officers, employees, representatives and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, costs, penalties, fines, taxes, assessments of additional taxes, interest or penalties or other governmental charges, including the withholding or deduction or the failure to withhold or deduct same, any liability for failure to obtain proper certifications or to properly report to government authorities, and reasonable expenses (including reasonable expenses of the Indenture Trustee’s legal counsel) which, without fraud, negligence or wilful misconduct on the part of such Indemnified Party, are paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Indenture Trustee’s acceptance or administration of the trust, its compliance with its duties set forth in this Agreement, or with any written or oral instructions delivered to the Indenture Trustee by the Trust or TCPL pursuant hereto (collectively, “Claims” and individually, a “Claim”). In no case will the Trust or TCPL be liable under this indemnity for any Claim if such Claim is incurred or suffered by reason of or as a result of the fraud, negligence or wilful misconduct of an Indemnified Party and unless the Trust and TCPL shall be notified by the Indenture Trustee of the written assertion of a Claim promptly after any of the Indemnified Parties shall have received any such written assertion of a Claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the Claim, provided that a failure or delay to so notify the Trust and TCPL shall not diminish the liability of the Trust and TCPL hereunder except to the extent that the Trust and TCPL are materially prejudiced by such failure or delay. Subject to (ii) below, the Trust and TCPL shall be entitled to participate at their own expense in the defence and, if the Trust or TCPL so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such Claim. The Indenture Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indenture Trustee unless: (i) the employment of such counsel has been authorized by the Trust or TCPL, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Indenture Trustee and the Trust or TCPL and the Indenture Trustee shall have been advised by counsel acceptable to the Trust and TCPL that there may be one or more legal defences available to the Indenture Trustee that are different from or in addition to those available to the Trust or TCPL and that an actual or potential conflict of interest exists (in which case the Trust and TCPL shall not have the right to assume the defence of such suit on behalf of the Indenture Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Indenture Trustee). This provision shall survive the resignation or removal of the Indenture Trustee or the termination of this Agreement.

7.2                               Limitation of Liability

Without limiting the Trust Indenture, the Indenture Trustee shall not be held liable for any loss which may occur by reason of insolvency or termination of TCPL, the Trust or any Holder, as the case may be, or early termination of any investment under Section 5.10 or depreciation of the value of any part of the Series 2016-A Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to fraud, negligence or wilful misconduct on the part of the Indenture Trustee.

ARTICLE 8
CHANGE OF INDENTURE TRUSTEE

8.1                               Resignation of Indenture Trustee

The Indenture Trustee, or any Indenture Trustee hereafter appointed, may at any time resign by giving written notice of such resignation to the Trust and TCPL specifying the date on which it desires to resign, provided that such notice shall be given in accordance with the Trust Indenture at least 60 days before such desired resignation date, unless the Trust and TCPL otherwise agree, and further provided that such resignation shall not take effect until the date of the appointment of a successor Indenture Trustee and the acceptance of such appointment by the successor Indenture Trustee, in each case in accordance with the Trust Indenture. Upon receiving such notice of resignation, the Trust and TCPL shall promptly appoint a successor Indenture Trustee in accordance with the Trust Indenture, which successor shall be a resident of Canada for the purposes of the Tax Act, by written instrument in duplicate, one copy of which shall be delivered to the resigning Indenture Trustee and one copy to the successor Indenture Trustee. Failing acceptance by a successor Indenture Trustee, a successor Indenture Trustee may be appointed in accordance with the Trust Indenture by an order of the Superior Court of Justice (Ontario) upon application of one or more of the parties hereto at the joint and several expense of the Trust and TCPL.

8.2                               Removal of Indenture Trustee

The Indenture Trustee, or any Indenture Trustee hereafter appointed, may be removed in accordance with the Trust Indenture: (i) with cause or if the Indenture Trustee at any time ceases to be a resident of Canada for the purposes of the Tax Act by written instrument executed by the Trust and TCPL; or (ii) with or without cause by the Holders of Trust Notes — Series 2016-A pursuant to an Extraordinary Resolution and, if any TCPL Deferral Preferred Shares are outstanding, by the affirmative vote of Holders of the TCPL Deferral Preferred Shares passed in accordance with the TCPL Deferral Preferred Share Provisions (as though the removal were an amendment to the TCPL Deferral Preferred Share Provisions), in all cases, at any time on 60 days’ prior written notice, which notice shall be delivered to the Indenture Trustee so removed and to the successor Indenture Trustee in accordance with the Trust Indenture.

8.3                               Successor Indenture Trustee

Any successor Indenture Trustee appointed in accordance with the Trust Indenture shall execute, acknowledge and deliver to the Trust and TCPL and to its predecessor Indenture Trustee an instrument accepting such appointment hereunder and under the Trust Indenture. Subject to the Trust Indenture, thereupon, the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as Indenture Trustee in accordance with the Trust Indenture. However, on the written request of the Trust and TCPL or of the successor Indenture Trustee, the Indenture Trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor Indenture Trustee all the rights and powers of the Indenture Trustee so ceasing to act. In addition to and without limiting the Trust Indenture, upon the request of any such successor Indenture Trustee, the Trust and TCPL, such predecessor Indenture Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Indenture Trustee all such rights and powers. Without limiting the Trust Indenture, any company into which the Indenture Trustee may be merged or with which it may be consolidated or amalgamated, or any company resulting or continuing from any merger, consolidation or amalgamation to which the Indenture Trustee is a party or any company to which the Indenture Trustee may transfer all or substantially all of its corporate trust business, shall be a successor Indenture Trustee under this Agreement, without the execution or filing of any paper or further act on the part of any of the parties hereto.

8.4                               Notice of Successor Indenture Trustee

Upon acceptance of appointment by a successor Indenture Trustee as provided in this Agreement, the Trust and TCPL shall cause to be mailed notice of the succession of such Indenture Trustee under this Agreement to each registered Holder. If the Trust or TCPL fails to cause such notice to be mailed within 10 days after acceptance of appointment by the successor Indenture Trustee, the successor Indenture Trustee shall cause such notice to be mailed at the expense of the Trust and TCPL.

ARTICLE 9
AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

9.1                               Ministerial Amendments

The parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend, supplement or modify this Agreement for the purposes of:

(a)                                 adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

(b)                                 making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the mutual opinion of the Trust, TCPL and the Indenture Trustee and their respective counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make;

(c)                                  making such changes or corrections which, on the advice of counsel to the Trust, TCPL and the Indenture Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each of the Trust, TCPL and their respective counsel, and the Indenture Trustee based on the opinion of Counsel, shall be of the opinion that such changes or corrections shall not be prejudicial to the interests of the Holders as a whole; or

(d)                                 making any additions to, deletions from or alterations of the provisions of this Agreement which, in the opinion of the Indenture Trustee and its counsel, shall not be prejudicial to the interests of the Holders as a whole or which, in the opinion of counsel to the Trust, TCPL and the Indenture Trustee, are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to the Trust, TCPL, the Indenture Trustee or this Agreement.

9.2                               Meeting to Consider Amendments

The Trust and, if applicable, TCPL, shall call a meeting or meetings of the Holders for the purpose of considering and, if thought fit, approving, with the consent of Holders of Trust Notes — Series 2016-A or registered holders of Trust Notes, as applicable in accordance with the Trust Indenture pursuant to an Extraordinary Resolution and, if any TCPL Deferral Preferred Shares are then outstanding, of the Holders of TCPL Deferral Preferred Shares in accordance with the TCPL Deferral Preferred Share Provisions (as though such action were an amendment to TCPL Deferral Preferred Share Provisions), as applicable, any proposed supplement, amendment or modification of this Agreement other than those referred to in Section 9.1. Any such meeting or meetings will be called and held in accordance with the Trust Indenture, TCPL Deferral Preferred Share Provisions (if applicable) and all Applicable Laws. Any supplement, amendment or modification referred to in this Section 9.2 shall be provided to the Indenture Trustee by the Trust or TCPL, as the case may be.

9.3                               Execution of Supplemental Agreements

No supplement or amendment to, or modification or waiver of, any of the provisions of this Agreement shall be effective unless made in writing and signed by all of the parties hereto. Subject to compliance with all Applicable Laws, the Trust, TCPL and the Indenture Trustee may, subject to the provisions hereof, and shall, when so directed by this Agreement, from time to time, execute and deliver agreements or other instruments supplemental hereto, evidencing any such supplement, amendment, modification or waiver which thereafter shall form part hereof.

ARTICLE 10
TERMINATION

10.1                        Term

This Agreement shall continue until the earliest to occur of the following events:

(a)                                 no Trust Notes — Series 2016-A are outstanding and held by a Person other than TCPL or any of its Affiliates;

(b)                                 each of the Trustee and TCPL elects in writing to terminate this Agreement and such termination is approved by the Holders in accordance with Section 9.2; and

(c)                                  21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

10.2                        Survival of Agreement

This Agreement shall survive any termination of the bare trust created hereby and shall continue until there are no Trust Notes — Series 2016-A outstanding and held by a Person other than TCPL or any of its Affiliates and there are no TCPL Deferral Preferred Shares outstanding; provided, however, that the provisions of Article 6 and Article 7 shall survive any such termination of this Agreement.

ARTICLE 11
GENERAL

11.1                        Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not, in any way, be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

11.2                        Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders and their respective heirs, executors, personal representatives, successors and assigns.

11.3                        Notices to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in notice given hereunder):

(a)	if to TCPL:

TransCanada PipeLines Limited
450 - 1st Street SW
Calgary, Alberta
T2P 5H1

Attention: Corporate Secretary
Facsimile: (403) 920-2467

(b)	if to the Trust:

TransCanada Trust
c/o Computershare Trust Company of Canada
530 8 Avenue SW
Calgary, Alberta
T2P 3S8

Attention: Manager, Corporate Trust
Facsimile: (403) 267-6598

(c)	if to the Indenture Trustee:

CST Trust Company
600, the Dome Tower
333 — 7th Avenue SW
Calgary, Alberta
T2P 2Z1

Attention: Director, Corporate Trust
Facsimile: (403) 276-3916

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof, unless given on a day that is not a Business Day in which case it shall be deemed to be given on the next following Business Day, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

11.4                        Notice to Holders

Any and all notices to be given and any documents to be sent to any Holder hereunder may be given or sent to the address of such Holder shown on the register of holders of Trust Notes — Series 2016-A or TCPL Deferral Preferred Shares, by prepaid first class mail or otherwise in any manner permitted by the Trust Notes — Series 2016-A Provisions or TCPL Deferral Preferred Share Provisions, as applicable, and shall be deemed to be received (if given or sent in such manner) at the time specified in the Trust Notes — Series 2016-A Provisions or TCPL Deferral Preferred Share Provisions.

11.5                        Risk of Payments by Post

Whenever payments are to be made or documents are to be sent to any Holder by the Trust, TCPL or the Indenture Trustee, or by such Holder to the Trust, TCPL or the Indenture Trustee, the making of such payment or sending of such document through the post shall be at the risk of the Trust, TCPL or the Indenture Trustee, as applicable, in the case of payments made or documents sent by the Trust, TCPL or the Indenture Trustee, as applicable, and the Holder, in the case of payments made or documents sent by the Holder.

11.6                        Counterparts

This Agreement may be executed by manual signature in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

11.7                        Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

11.8                        Exclusion of Contractual Liability

In accordance with Section 7.15 of the Declaration of Trust, to the extent that this Agreement operates to create obligations of the Trustee, such obligations are not binding upon the Trustee except in its capacity as trustee of the Trust, nor shall resort be had to the property of the Trustee except in its capacity as Trustee of the Trust and only the assets of the Trust shall be so bound.

11.9                        Appointment of Administrative Agent

The parties hereto acknowledge that the Trustee has appointed TCPL as Administrative Agent under the Administration Agreement and has delegated to it the powers (and TCPL has assumed the obligations) as set out in the Administration Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TRANSCANADA TRUST by its Administrative Agent, TRANSCANADA PIPELINES LIMITED

By:
Name:
Title:

By:
Name:
Title:

TRANSCANADA PIPELINES LIMITED

By:
Name:
Title:

By:
Name:
Title:

TRANSCANADA CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CST TRUST COMPANY, as Indenture Trustee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

TCPL DEFERRAL PREFERRED SHARE PROVISIONS

FIRST PREFERRED SHARES, SERIES-[•] DEFERRAL

There is hereby authorized and created a series of First Preferred Shares designated as the “First Preferred Shares, Series-[•] Deferral” (hereinafter referred to as the “Deferral Preferred Shares, Series-[•]”) consisting of up to [•] Deferral Preferred Shares.  The Deferral Preferred Shares, Series-[•] may be issued in whole or in fractional shares, as provided below, and shall, in addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class (collectively and respectively, the “First Preferred Shares Class Provisions” and the “First Preferred Shares”), carry and be subject to the following rights, privileges, restrictions and conditions (collectively, the “Deferral Preferred Shares, Series-[•] Provisions”):

Dividends

1.                                      The holders of the Deferral Preferred Shares, Series-[•] shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the monies of the Corporation properly applicable to the payment of dividends, on each Dividend Payment Date, fixed cumulative preferential cash dividends equal to the quotient obtained by dividing: (x) the product obtained by multiplying $1,000 by a rate per annum equal to the rate of interest payable by the Trust on the Trust Notes as of the Issue Date, by (y) four; provided that if an event (including a redemption) shall occur that results in accrued and unpaid dividends for a partial Dividend Period becoming payable, the dividend payable for any partial Dividend Periods shall be equal to the product obtained by multiplying the amount in (x) above by a fraction, the numerator of which is the actual number of days attributable to the partial Dividend Period and the denominator of which is 365, subject in each case to any applicable withholding tax. If on any Dividend Payment Date the dividend payable on such date is not paid in full on all of the Deferral Preferred Shares, Series-[•] then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the same.  The holders of the Deferral Preferred Shares, Series-[•] shall not be entitled to any dividends other than or in excess of the cumulative preferential cash dividends hereinbefore provided.  Payment shall be made by electronic funds transfer or by cheque of or on behalf of the Corporation payable in lawful money of the United States (less any tax required to be deducted) and payment thereof shall satisfy such dividends.

Liquidation, Dissolution or Winding-Up

2.                                      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Deferral Preferred Shares, Series-[•] in accordance with the First Preferred Shares Class Provisions, shall be entitled to receive the amount of $1,000 (less any amount that may have been returned to the holders of Deferral Preferred Shares, Series-[•] as a return of capital), together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such event, subject to any applicable withholding tax, the whole before any amount shall be paid or any property or assets of the

Corporation shall be distributed to the holders of the common shares or to the holders of any other shares ranking junior to the Deferral Preferred Shares, Series-[•]. After payment to the holders of the Deferral Preferred Shares, Series-[•] of the amount so payable to them they shall not be entitled to share in any other distribution of the property or assets of the Corporation.

Voting Rights

3.                                      The holders of the Deferral Preferred Shares, Series-[•] shall not be entitled to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting unless and until the Corporation from time to time shall fail to pay in the aggregate six quarterly dividends on the Deferral Preferred Shares, Series-[•] on the dates on which the same should be paid according to the terms thereof, whether or not consecutive and whether or not dividends have been declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends. Thereafter each holder of Deferral Preferred Shares, Series-[•] shall be entitled to receive notice of all meetings of shareholders and attend thereat and shall be entitled, at any and all such meetings, to one vote for each Deferral Preferred Share, Series-[•] held and shall continue to be entitled to notice and so to attend and vote until such time as all arrears of dividends on any outstanding Deferral Preferred Shares, Series-[•] shall have been paid, whereupon the rights of holders of Deferral Preferred Shares, Series-[•] to receive notice of meetings and to attend thereat and vote in respect of such Deferral Preferred Shares, Series-[•] shall cease unless and until six quarterly dividends on the Deferral Preferred Shares, Series-[•] shall again be in arrears and unpaid, whereupon the holders of the Deferral Preferred Shares, Series-[•] shall again have the right to receive notice and to attend and vote as above provided and so on from time to time.

Purchase for Cancellation

4.                                      The Corporation may, at any time and from time to time, subject to the provisions of the Canada Business Corporations Act, and the provisions below under “Redemption” and “Restrictions on Payment of Dividends and Reduction of Junior Capital”, purchase for cancellation (if obtainable), in the manner provided in the First Preferred Shares Class Provisions, the whole or any part of the Deferral Preferred Shares, Series-[•] outstanding from time to time at any price, subject to any applicable withholding tax.

Redemption

5.                                      Subject to the provisions of the Canada Business Corporations Act and the provisions below under “Restrictions on Payment of Dividends and Reduction of Junior Capital” the Corporation may redeem all, or from time to time any part, of the outstanding Deferral Preferred Shares, Series-[•], without the consent of the holders of the Deferral Preferred Shares, Series-[•], on not more than 60 days and not less than 30 days prior notice, at any time by the payment of an amount in cash for each such share so redeemed of $1,000 per share (such price being hereinafter referred to as the “Redemption Price”) together with an amount equal to all accrued and unpaid dividends thereon, subject to any applicable withholding tax, which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such redemption.

Restrictions on Payment of Dividends and Reduction of Junior Capital

6.                                      So long as any of the Deferral Preferred Shares, Series-[•] are outstanding the Corporation shall not, without the approval of the holders of the Deferral Preferred Shares, Series-[•]:

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(a)                                 declare any dividend (other than stock dividends on shares ranking junior to the Deferral Preferred Shares, Series-[•]) on the common shares or any shares ranking junior to the Deferral Preferred Shares, Series-[•], or

(b)                                 redeem, repurchase or otherwise retire any of the common shares or any other shares ranking junior to the Deferral Preferred Shares, Series-[•] (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Deferral Preferred Shares, Series-[•]).

In addition, so long as any of the Deferral Preferred Shares, Series-[•] are outstanding the Corporation shall not, without the approval of the holders of the Deferral Preferred Shares, Series-[•], redeem, repurchase or otherwise retire: (i) less than all of the Deferral Preferred Shares, Series-[•] together with any other series of Deferral Preferred Shares of the Corporation that may be outstanding; or (ii) except pursuant to any purchase obligation, sinking fund, retraction privilege, or mandatory redemption provisions attaching to any series of preferred shares of the Corporation, any other shares ranking on parity with the Deferral Preferred Shares, Series-[•] (other than another series of Deferral Preferred Shares), unless, in each case, all dividends payable on the Deferral Preferred Shares, Series-[•], and on all other shares ranking prior to or on parity with the Deferral Preferred Shares, Series-[•], have been declared and paid or set apart for payment, subject to any applicable withholding tax.

Fractional Shares

7.                                      The Deferral Preferred Shares, Series-[•] may be issued in whole or in fractional shares.  Each fractional Deferral Preferred Shares, Series-[•] shall carry and be subject to the rights, privileges, restrictions and conditions (including voting rights and dividend rights) of the Deferral Preferred Shares, Series-[•] in proportion to the applicable fraction.

Deferral Preferred Shares, Series-[•] Definitions

8.                                      The following terms shall have the following respective meanings:

“Business Day” means a day on which the Corporation is open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

“Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of the United States.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year during which any Deferral Preferred Shares, Series-[•] are issued and outstanding.

“Dividend Period” means, initially, the period from and including the Issue Date to but excluding the next following Dividend Payment Date, and thereafter the period from and including each Dividend Payment Date to, but excluding, the next following Dividend Payment Date (including any partial period as contemplated in section 1, above).

“Issue Date” means the date on which the Deferral Preferred Shares, Series-[•] are issued.

“Trust” means TransCanada Trust, a unit trust established under the laws of the Province of Ontario.

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“Trust Notes” means the Trust Notes — Series 2016-A of the Trust, representing a series of junior subordinated unsecured debt obligations, due August •, 2076.

Amendments

9.                                      Sections 1 to 11, inclusive, of these Deferral Preferred Shares, Series-[•] Provisions may be repealed, altered, modified, amended or amplified only with the sanction of the holders of the Deferral Preferred Shares, Series-[•] given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

Sanction by Holders of Deferral Preferred Shares, Series-[•]

10.                               The sanction by holders of the Deferral Preferred Shares, Series-[•] as to any and all matters referred to herein or as to any change adversely affecting the rights or privileges of the Deferral Preferred Shares, Series-[•] may be given and shall be deemed to have been sufficiently given if given by the holders of the Deferral Preferred Shares, Series-[•] in the manner provided in the First Preferred Shares Class Provisions with respect to the sanction of the holders of any series of the First Preferred Shares and the said provisions shall apply mutatis mutandis.

Tax Election

11.                               The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate and take all other necessary action under such Act such that no holder of the Deferral Preferred Shares, Series-[•] will be required to pay tax on dividends received on the Deferral Preferred Shares, Series-[•] under section 187.2 of Part IV.1 of such Act or any successor or replacement provision of similar effect.

Non-Business Days

12.                               In the event that any date on which any dividend is payable by the Corporation, or any date on or by which any other action is required to be taken or determination made by the Corporation or the holders of Deferral Preferred Shares, Series-[•] hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken or determination made, on or before the next succeeding day that is a Business Day.

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SCHEDULE B

DEFERRAL EVENT NOTICE

TO:                                                   CST Trust Company (the “Indenture Trustee”)

AND TO:                     Valiant Trust Company (the “Trustee”)

In accordance with the provisions of an Assignment and Set-Off Agreement dated August •, 2016 (the “Agreement”) among TransCanada Trust, TransCanada PipeLines Limited (“TCPL”), TransCanada Corporation and the Indenture Trustee, TCPL hereby provides notice, pursuant to Section 3.8 of the Agreement, as to the occurrence of a “Deferral Event”, as defined in the Agreement, on [Date].

DATED at Toronto this                day of                           , 20   .

TRANSCANADA PIPELINES LIMITED

Per:
Name:
Title:

Per:
Name:
Title: